SUN LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK

TEMPORARY LIFE INSURANCE AGREEMENT

Applicant: ABC Company

Proposed Insured(s): See Attached Census

Beneficiary: ABC Company

Binder Premium:

Start Date:

End Date:

Other Application Documents Required:

BENEFIT

While this Agreement is in effect and subject to the terms below, We will pay the Temporary Life Insurance benefit, as shown on the attached census, upon receipt of Due Proof of the death of a Proposed Insured.

CONDITIONS FOR COVERAGE

1. For the past 90 days, a Proposed Insured has been actively at work on a full-time basis, at least 30 hours per week in a normal capacity, and has not been absent for more than five consecutive days due to illness or medical treatment.

2. Other Application Documents Required, as specified above, have been received by Us.

3. We have received the Binder Premium, as specified above.

LIMITATION ON COVERAGE

The Temporary Life Insurance benefit will not be payable if the death of a Proposed Insured is the result of suicide.

TERMINATION OF COVERAGE

Temporary Life Insurance Coverage for a Proposed Insured will terminate on the earliest of the following:

1. the date We issue permanent coverage on a Proposed Insured;

2. the date We send written notice of termination;

3. the date of your request for termination;

4. the End Date.

Signed for the Company at Wellesley Hills, Massachusetts.

[Robert Salipante], President

Signature of Applicant's Authorized Officer: _______________________________________

Authorized Officer's Title: ______________________________________________________